As filed with the Securities and Exchange Commission on June 29, 2010
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ENERGY FOCUS, INC.
(Exact name of registrant as specified in its charter)

Delaware	94-3021850
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
32000 Aurora Road
Solon, Ohio 44139
440.715.1300
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Joseph G. Kaveski
Chief Executive Officer
Energy Focus, Inc.
32000 Aurora Road
Solon, Ohio 44139
440.715.1300
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copy to:
Gerald W. Cowden, Esq.
Thomas J. Talcott, Esq.
Cowden & Humphrey Co. LPA
4600 Euclid Avenue, Suite 400
Cleveland, Ohio 44103-3785
216.241.2880
Approximate date of proposed sale to the public: From time to time or at one time after the effective date of this Registration Statement.
If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (“Securities Act”), other than securities offered only in connection with dividend or reinvestment plans, check the following box. ☑
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑ (Do not check if a smaller reporting company)	Smaller Reporting Company ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering Price Per	Aggregate Offering	Amount of
Securities to be Registered	Registered(1)	Share(2)	Price	Registration Fee
Common Stock, $0.0001 par value per share	2,654,957	$1.28	$3,398,344.96	$242.30

(1)	The shares being registered include 2,654,957 shares issued or issuable to the selling shareholders and such indeterminate number of additional shares of common stock issuable for no additional consideration by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration, which results in an increase in the number of outstanding shares of our common stock. In the event of a stock split, stock dividend or similar transaction involving our common stock, in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933.

(2)	Estimated solely for the purpose of computing the registration fee in accordance with Rules 457(c) of the Securities Act based on the closing price of the shares of common stock of the Registrant reported on the NASDAQ Global Market on June 28, 2010.
The Registrant hereby amends this registration statement on the date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on a date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY __, 2010
PROSPECTUS
ENERGY FOCUS, INC.
2,654,957 Shares of Common Stock
     This prospectus relates to the sale of up to 2,654,957 shares of our common stock by the selling shareholders identified in this prospectus. The prices at which the selling shareholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of these shares.
     Our common stock is registered under Section 12(g) of the Securities Exchange Act of 1934 and quoted on the NASDAQ Global Market under the symbol “EFOI.” On June 28, 2010, the last reported sale price for our common stock as reported on the NASDAQ Global Market was $1.28 per share. The shares of common stock offered under this prospectus have been approved for listing on the NASDAQ Global Market.

     Investing in our common stock involves certain risks. See “Risk Factors” beginning on page 3 for a discussion of these risks.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July __, 2010.

PROSPECTUS SUMMARY
          This prospectus provides you with a general description of the common stock being offered. You should read this prospectus, including all documents incorporated herein by reference, together with additional information described under the heading “Where You Can Find More Information.”
          The registration statement that contains this prospectus, including the exhibits to the registration statement, contains additional information about us and the securities being offered under this prospectus. You should read the registration statement and the accompanying exhibits for further information. The registration statement and exhibits can be read and are available to the public over the Internet at the SEC’s website at http://www.sec.gov as described under the heading “Where You Can Find More Information.”
Business
          We are a Delaware corporation. Our principal executive offices are located at 32000 Aurora Road, Solon, Ohio 44139. Our telephone number is 440.715.1300. The address of our website is www.efoi.com. Information on our website is not part of this prospectus.
          We design, develop, manufacture, and market energy-efficient lighting products, and we are a leading provider of turnkey energy-efficient lighting solutions in the governmental and public sector market, general commercial market, and the pool market. Our lighting technology offers significant energy savings, heat dissipation and maintenance cost benefits over conventional lighting for multiple applications.
          During 2009 and early 2010, we completed the initial phase of our new business strategy to provide turnkey solutions, which use, but are not limited to, our patented and proprietary technology. Our solutions include light-emitting diode, ceramic metal halide, fiber optic, high-intensity discharge, and other high energy-efficient lighting technologies. Typical savings related to our technology approximates 80% in electricity costs, while providing full-spectrum light closely simulating daylight colors. Our strategy also incorporates continued investment into the research of new and emerging energy sources including, but not limited to, solar energy.
          Our long-term strategy is to penetrate the $100 billion existing building lighting market by providing turnkey lighting solutions. We will continue to focus on markets where the benefits of our lighting solutions offerings, combined with our technology, are most compelling. These markets include: schools, universities, hospitals, office buildings, parking garages, supermarkets, museums, cold storage facilities, and manufacturing environments.

Transactions and the Offering
          Acquisition of SRC. On December 31, 2009, we acquired all of the member interests of Stones River Companies, LLC, a Tennessee limited liability company (“SRC”), from TLC Investments, LLC, a Tennessee limited liability company (“TLC”), for a combination of cash, debt, an earn-out, and shares of our common stock. SRC is a lighting retrofit company and an energy systems and solutions provider located in Nashville, Tennessee. Jami Hall and Robert E. Wilson of Nashville, Tennessee, own TLC. Mr. Wilson has continued to lead SRC as its Vice President.
          The consideration that we paid for SRC included a promissory note for $500,000 (the “TLC Note”) and 1,000,000 shares of common stock (the “TLC Shares”). The principal amount of the promissory note is due at maturity on June 30, 2013 along with accrued interest. TLC may convert the entire principal amount of the note into 500,000 shares of common stock (the “TLC Note Shares”) at any time during the period beginning on June 30, 2010 and ending on the maturity date.
          We did not register the offering and issuance of those common shares and that convertible promissory note under the Securities Act of 1933, as amended, in reliance upon the exemptions from the registration requirements of the Act in Section 4(2) of the Act and Rule 506 of Regulation D. We have agreed to register for resale by TLC the TLC Shares issued as part of the purchase price and the TLC Note Shares.
          Performance Bonding Support for SRC. In order to provide performance bonding for SRC’s projects, on December 30, 2009 we deposited cash collateral with our surety company for a period not to exceed two years. To reduce the size of our cash collateral based deposit and increase our liquidity, we have offered a small number of investors an opportunity to replace portions of our deposit with funds of their own on the following terms: 12.5% interest per year payable by us; reimbursement by us in the event that the surety company draws on their funds; security interest in a portion of the shares of capital stock of Crescent Lighting, Ltd., our subsidiary located in London, England; and a number of warrants to purchase shares of common stock equal to one share for every $2.00 deposited. The warrants have a five-year term and an exercise price of $0.01 per share. John M. Davenport, our President and a director, has deposited $250,000 and has received a warrant for 125,000 shares (the “Davenport Warrant”). The Quercus Trust, Newport Beach, California, our largest shareholder, has deposited $300,000 and has received a warrant for 150,000 shares (the “Trust Warrant”). David Gelbaum, who was a director at the time, and his spouse are co-trustees of the Trust. Our shareholders approved our issuance of these warrants to Mr. Davenport and to the Trust at our Annual Shareholders Meeting held on June 16, 2010.
          We did not register the issuance of those warrants under the Securities Act of 1933, as amended, in reliance upon the exemptions from the registration requirements of the Act in Section 4(2) of the Act and Rule 506 of Regulation D. We have agreed to register for resale by Mr. Davenport and to by the Trust the 275,000 shares covered by their warrants.

          Woodstone Energy, LLC. On December 31, 2009, we issued to Woodstone Energy, LLC, a Tennessee limited liability company located in Nashville, Tennessee, a warrant to purchase up to 600,000 shares of our common stock (the “Woodstone Warrant”) at an exercise price of $0.65 per share and with a term ending on December 31, 2014. The Warrant becomes exercisable only if SRC receives from Woodstone Energy firm contracts or purchase orders for at least $10,000,000 by June 30, 2013. The Warrant vests in two tranches: 400,000 shares when contracts or purchase orders between SRC and Woodstone reach $10,000,000, and an additional 200,000 shares when contracts or purchase orders between them reach an additional $5,000,000. No shares have yet vested. Ms. Hall and Mr. Wilson each hold minority interests in Woodstone Energy and together they own the majority interest.
          We did not register the offering and issuance of the Warrant under the Securities Act of 1933, as amended, in reliance upon the exemptions from the registration requirements of the Act in Section 4(2) of the Act and Rule 506 of Regulation D. We have agreed to register for resale by Woodstone the 600,000 shares covered by its Warrant.
          Mezzanine Financing. On March 30, 2010, we sold to EF Energy Partners LLC, an Ohio limited liability company (“EF Energy”), a secured subordinated promissory note in the principal face amount of $1,150,000. We are not associated with EF Energy other than through the note. We secured the full amount of the note with a pledge of our United States accounts receivable and selected capital equipment. The principal balance of the note, together with accrued interest, is due and payable on March 30, 2013. As an additional incentive for EF Energy to purchase the note, we issued to its eight investors five-year warrants (the “Mezzanine Warrants”) to purchase shares of common stock at a rate of 0.2 warrants per dollar of financing, or 230,000 shares, with an exercise price of $0.01 per share and an expiration date of March 30, 2015.
          We did not register the offering and issuance of those Warrants under the Securities Act of 1933, as amended, in reliance upon the exemptions from the registration requirements of the Act in Section 4(2) of the Act and Rule 506 of Regulation D. We have agreed to register for resale by the EF Energy investors the 230,000 shares covered by their Warrants.
          Acquisition of Unison. On February 1, 2000, we acquired selected assets of Unison Fiber Optics Systems, LLC, a joint venture between Advanced Lighting Technologies, Inc. (“ADLT”) and Rohm & Haas Company, for consideration that included the issuance to ADLT of warrants to purchase up to 1,000,000 shares of our common stock at $0.01 per share. On September 28, 2004, ADLT transferred to John M. Davenport, currently our President and a director, warrants for 50,000 of those shares. Mr. Davenport later engaged in a cashless exercise of those warrants and acquired 49,957 shares (the “Davenport Shares”). Before joining us in November 1999 as Vice President and Chief Technology Officer, Mr. Davenport served as President of Unison in 1998 and 1999. We have agreed to register the Davenport Shares.

Securities Offered

Common stock outstanding prior	22,930,366
to this offering

Common stock to be offered	2,654,957 shares consisting of:
by the selling shareholders
• 1,049,957 TLC and Davenport Shares; and

• 1,605,000 shares issuable under the TLC Note
and the Davenport, Trust, Woodstone, and Mezzanine Warrants.

Common stock outstanding	24,535,366 shares
after this offering

Use of Proceeds	We will receive no proceeds from the
sale of shares of common stock in
this offering. If we sell 1,105,000
shares of our common stock upon the
full exercise of the Davenport,
Trust, Woodstone, and Mezzanine
Warrants, however, we will receive
at least $395,050 in proceeds from
those sales. We will use any
proceeds that we receive from sales
upon exercises of those Warrants to
fund our working capital needs and
our new business strategy. See “Use
of Proceeds.”

NASDAQ Global Market symbol	EFOI
RISK FACTORS
          You should carefully consider the risks described below before purchasing our common stock. Our most significant risks and uncertainties are described below. They are not the only risks that we face, however. If any of the following risks actually occur, our business, financial condition, or results or operations could be materially, adversely affected, the price of our common stock could decline, and you may lose all or part of your investment therein. You should acquire shares of our common stock only if you can afford to lose your entire investment.
Risks Associated with Our Business.
We have a history of operating losses and may incur losses in the future.
          We have experienced net losses of $11,015,000 and $14,448,000 for the years ended December 31, 2009 and 2008, respectively. As of

December 31, 2009, we had an accumulated deficit of $60,343,000. Although, with the acquisition of SRC management believes that we have addressed many of the legacy issues that have historically burdened our financial performance, we still face challenges in order to reach profitability. In order for us to attain profitability and further growth, we will need to successfully address these challenges, including the continuation of cost reductions throughout our organization, execution of our marketing and sales plans for our new turnkey energy-efficient lighting solutions business, continued evaluation and divestiture of non-core business product lines, and continued improvements in our supply chain performance. Although we are optimistic about reaching profitability, there is a risk that our business may not be as successful as we envision or that we will never be profitable.
          Our independent public accounting firm has added an explanatory paragraph to their audit opinion issued in connection with the financial statements in our 2009 Annual Report on Form 10-K raising substantial doubt as to our ability to continue as a going concern. This opinion stems from our historically poor operating performance, the on-going global economic crisis, and our historical inability to generate sufficient cash flow to meet obligations and sustain operations without obtaining additional external financing. Although we are optimistic about obtaining the funding necessary for us to continue as a going concern, by generating sufficient cash flow internally and/or by obtaining additional external financing, there can be no assurances that this objective will be successful. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.
We will require additional financing to sustain our operations currently and in the near future, and also may require it for the foreseeable future. Without it, we may not be able to continue operations.
          As indicated in the previous risk factor, we have a history of operating losses and a large accumulated deficit. We currently do not have sufficient internal financial resources to fund our operations. We therefore may need additional funds from external sources to continue our operations.
          We are currently aggressively pursuing the following external funding sources:
•	obtain financing and/or grants available through federal, state, and/or local governmental agencies,

•	obtain financing from various financial institutions,

•	obtain financing from non-traditional investment capital organizations,

•	potential sale or divestiture of one or more operating units, and

•	obtain funding from the sale of our common stock or other equity instruments.
          Obtaining financing through the above-mentioned mechanisms contains risks, including:
•	we may not receive additional government stimulus and/or grant money in spite of our focus on the design, development, and manufacturing of energy-efficient lighting systems,

•	loans or other debt instruments may have terms and/or conditions, such as interest rates, restrictive covenants, and control or revocation provisions, which are not acceptable to management or our Board of Directors,

•	the current global economic crisis combined with our current financial condition may prevent us from being able to obtain further debt financing,

•	financing may not be available for parties interested in pursuing the acquisition of one or more of our operating units, and

•	additional equity financing may not be available to us in the current economic environment and could lead to further dilution of shareholder value for current shareholders of record.
          On March 17, 2010, we entered into a Purchase Agreement (the “Purchase Agreement”) with Lincoln Park Capital Fund, LLC (“LPC”), Chicago, Illinois. Under the Agreement, on May 31, 2010 we sold and issued to LPC, and LPC purchased from us, 360,500 shares of our common stock, together with warrants (“Warrants”) to purchase 350,000 shares at an exercise price of $1.20 per share, for a total consideration of $375,000. The Warrants have a term of five (5) years, are not exercisable until December 1, 2010, and expire on December 1, 2015.
          Under the Purchase Agreement, LPC has also agreed to purchase up to an additional 3,650,000 shares of our common stock at our option over approximately 25 months. We have the right to direct LPC to purchase up to 20,000 shares as often as every five (5) business days. We can suspend purchases or accelerate the number of shares to be purchased at any time. No sales of shares may occur below $1.00 per share. The purchase prices of the shares will be based on the market prices of our shares at the time of sale, as computed under the Agreement without any fixed discount. We may at any time in our sole discretion terminate the Agreement without fee, penalty, or cost upon five (5) business dates notice.
          The extent to which we rely on LPC as a source of funding will depend on a number of factors, including the prevailing market price of our common stock and the extent to which we are able to secure working capital from other external sources, such as through the sale of our products. If obtaining sufficient funding from LPC were to prove unavailable or prohibitively dilutive and if we are unable to sell enough of our products, we will need to secure another source of funding in order to satisfy our working capital needs. Even if we sell all 3,650,000 shares to LPC, we may still need additional capital to fully implement our business, operating and development plans. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences could be a material adverse effect on our business, operating results, financial condition and prospects.
Downturns in general economic conditions and construction trends could continue to materially and adversely affect our business.
          Downturns in general economic and market conditions, both nationally and internationally, could have a material adverse effect on our business. In most areas, sales of new and existing homes have slowed and there has been a continued downturn in the housing market, as well as adverse changes in employment levels, job growth, consumer confidence and interest rates, in addition to an oversupply of commercial and residential buildings for sale. In our legacy businesses, sales of our lighting products depend significantly upon the level of new building construction, which are affected by housing market trends, interest rates and the weather. Sales of our pool and spa lighting products depend substantially upon the level of new pool construction, which is also affected by housing market and construction trends. In addition, due to the seasonality of construction, sales of swimming pool and lighting products, and thus our revenue and income, have tended to be significantly lower in the first quarter of each year. Our future results of operations may experience substantial fluctuations from period to period as a consequence of these factors, and such conditions and other factors affecting capital spending may affect the timing of orders. An economic downturn coupled with a decline in our net sales could adversely affect our ability to meet our working capital requirements, support our capital requirements and growth objectives, or could otherwise adversely affect our business financial condition, and results of operations. As a result, any general or market-specific economic downturns, particularly those affecting new building construction and renovation, or that cause end-users to reduce or delay their purchases of lighting products, services, or retrofit activities, would have a material adverse effect on our business, cash flows, financial condition, and results of operations.
We have significant international sales and are subject to risks associated with operating in international markets.
          For the years ending December 31, 2009 and 2008, net sales of our products outside of the United States represented approximately 36.5% and 35.6%, respectively, of our total net sales from continuing operations. We generally provide technical expertise and limited marketing support, while our independent international distributors generally provide sales staff, local marketing, and product services. We believe our international distributors are better able to service international markets due to their understanding of local market conditions and best business practices. International business operations are subject to inherent risks, including, among others:
•	unexpected changes in regulatory requirements, tariffs and other trade barriers or restrictions,

•	longer accounts receivable payment cycles and the difficulty of enforcing contracts and collecting receivables through certain foreign legal systems,

•	difficulties in managing and staffing international operations,

•	potentially adverse tax consequences,

•	the burdens of compliance with a wide variety of foreign laws,

•	import and export license requirements and restrictions of the United States and each other country in which we operate,

•	exposure to different legal standards and reduced protection for intellectual property rights in some countries,

•	currency fluctuations and restrictions,

•	political, social and economic instability, including war and the threat of war, acts of terrorism, pandemics, boycotts, curtailment of trade or other business restrictions,

•	periodic foreign economic downturns, and

•	sales variability as a result of transacting our foreign sales in United States dollars.
If we are unable to respond effectively as new lighting technologies and market trends emerge, our competitive position and our ability to generate revenue and profits may be harmed.
          To be successful, we will need to keep pace with rapid changes in light-emitting diode (“LED”) and fiber optics lighting technology, changing customer requirements, new product introductions by competitors and evolving industry standards, any of which could render our existing products obsolete if we fail to respond in a timely manner. Development of new products incorporating advanced technology is a complex process subject to numerous uncertainties. We have previously experienced, and could in the future, experience delays in introduction of new products. If effective new sources of light other than LED and fiber optics are discovered, our current products and technologies could become less competitive or obsolete. If others develop innovative proprietary lighting technology that is superior to ours, or if we fail to accurately anticipate technology and market trends, respond on a timely basis with our own development of new products and enhancements to existing products, and achieve broad market acceptance of these products and enhancements, our competitive position may be harmed and we may not achieve sufficient growth in our net sales to attain or sustain profitability.
If we are not able to compete effectively against companies with greater resources, our prospects for future success will be jeopardized.
          The lighting industry is highly competitive. In the high performance lighting markets in which we sell our advanced lighting systems, our products compete with lighting products utilizing traditional lighting technology provided by many vendors. Additionally, in the advanced lighting markets in which we have primarily competed to date, competition has largely been fragmented among a number of small manufacturers. However, some of our competitors, particularly those that offer traditional lighting products, are larger companies with greater resources to devote to research and development, manufacturing and marketing.
          Moreover, in the general lighting market, we expect to encounter competition from an even greater number of companies. Our competitors are expected to include the large, established companies in the general lighting industry, such as General Electric, Osram Sylvania and Royal Philips Electronics. Each of these competitors has undertaken initiatives to develop LED technology. These companies have global marketing capabilities and substantially greater resources to devote to research and development and other aspects of the development, manufacture and marketing of LED lighting products than we possess. We may also face competition from traditional lighting fixture companies, such as Acuity Brands Lighting, Cooper Lighting, Hubbell Lighting, Lithonia Lighting, and Royal Philips Electronics. The relatively low barriers to entry into the lighting industry and the limited proprietary nature of many lighting products also permit new competitors to enter the industry easily.
          In each of our markets, we also anticipate the possibility that LED manufacturers, including those that currently supply us with LEDs, may seek to compete with us. Our competitors’ lighting technologies and products may be more readily accepted by customers than our products. Additionally, to the extent that competition in our markets intensifies, we may be required to reduce our prices in order to remain competitive. If we do not compete effectively, or if we reduce our prices without making commensurate reductions in our costs, our net sales and profitability, and our future prospects for success, may be harmed.
We have made strategic acquisitions in the past and intend to do so in the future, which may adversely affect our operating results, financial condition, and existing business.
          We seek to grow through strategic acquisitions in order to transition our company into a nationwide, turnkey, energy-efficient lighting systems solutions company. On December 31, 2009, we acquired Stones River Companies, LLC (“SRC”), and we anticipate making additional acquisitions in the future. The success of our acquisition strategy will depend on, among other things:
•	the availability of suitable candidates,

•	competition from other companies for the purchase of available candidates,

•	our ability to value those candidates accurately and negotiate favorable terms for those acquisitions,

•	the availability of funds to finance acquisitions,

•	the ability to establish new informational, operational and financial systems to meet the needs of our business,

•	the ability to achieve anticipated synergies, including with respect to complementary products or services, and

•	the availability of management resources to oversee the integration and operation of the acquired businesses.
          If we are not successful in integrating acquired businesses and completing acquisitions in the future, we may be required to reevaluate our acquisition strategy. We also may incur substantial expenses and devote significant management time and resources to completing these acquisitions. Furthermore, acquired businesses may fail to meet our performance expectations. If we do not achieve the anticipated benefits of an acquisition as rapidly as expected, or at all, investors or analysts may not perceive the same benefits of the acquisition as we do. If these risks materialize, our performance and stock price could be materially affected.

Our inability to successfully integrate businesses we acquire could have adverse consequences on our business.
          Acquisitions may result in greater administrative burdens and operating costs and, to the extent financed with debt, additional interest costs. We cannot assure you that we will be able to manage or integrate acquired companies or businesses successfully. The process of integrating acquired businesses, including the recent acquisition of SRC, may be disruptive to our business and may cause an interruption of or a loss of momentum in, our business as a result of the following factors, among others:
•	loss of key employees or customers,

•	possible inconsistencies in standards, controls, procedures and policies among the combined companies and the need to implement company-wide financial, accounting, information and other systems,

•	failure to maintain the quality of services that the companies have historically provided,

•	coordinating sales, distribution, and marketing functions,

•	the need to coordinate geographically diverse organizations, and

•	the diversion of management’s attention from our day-to-day business as a result of the need to deal with any disruptions and difficulties and the need to add management resources to do so.
These disruptions and difficulties, if they occur, may cause us to fail to realize the cost savings, revenue enhancements and other benefits that we may expect from such acquisitions and may cause material adverse short- and long-term effects on our operating results and financial condition.
If we are unable to obtain and adequately protect our intellectual property rights, our ability to commercialize our products could be substantially limited.
          We consider our technology and processes proprietary. If we are not able to adequately protect or enforce the proprietary aspects of our technology, competitors may utilize our proprietary technology and our business, financial condition and results of operations could be adversely affected. We protect our technology through a combination of patent, copyright, trademark and trade secret laws, employee and third-party nondisclosure agreements and similar means. Despite our efforts, other parties may attempt to disclose, obtain or use our technologies. Our competitors may also be able to independently develop products that are substantially equivalent or superior to our products or slightly modify our patents. In addition, the laws of some foreign countries do not protect our proprietary rights as fully as do the laws of the United States. As a result, we may not be able to protect our proprietary rights adequately in the United States or abroad.
          As of December 31, 2009 and March 31, 2010, our intellectual property portfolio consisted of 68 and 69, respectively, issued United

States and foreign patents, various pending United States patent applications, and various pending Patent Cooperation Treaty patent applications filed with the World Intellectual Property Organization that serves as the basis of national patent filings in countries of interest. A total of fifteen applications are pending. Because our patent position involves complex legal, scientific, and factual questions, the issuance, scope, validity and enforceability of our patents cannot be predicted with certainty. Our issued patents may be invalidated or their enforceability challenged, and they may not provide us with competitive advantages against others with similar products and technology. Furthermore, others may independently develop similar products or technology or duplicate or design around any technologies that we have developed.
          We may receive notices that claim we have infringed upon the intellectual property of others. Even if these claims are not valid, they could subject us to significant costs. We have engaged in litigation and litigation may be necessary in the future to enforce our intellectual property rights or to determine the validity and scope of the proprietary rights of others. Litigation may also be necessary to defend against claims of infringement or invalidity by others. An adverse outcome in litigation or any similar proceedings could subject us to significant liabilities to third parties, require us to license disputed rights from others or require us to cease marketing or using certain products or technologies. We may not be able to obtain any licenses on acceptable terms, if at all. We also may have to indemnify certain customers if it is determined that we have infringed upon or misappropriated another party’s intellectual property.
          Any of these results could adversely affect our business, financial condition and results of operations. In addition, the cost of addressing any intellectual property litigation claim, both in legal fees and expenses, and the diversion of management resources, regardless of whether the claim is valid, could be significant and could materially harm our business, financial condition and results of operations.
If critical components that we currently purchase from a small number of third-party suppliers become unavailable or third-party manufacturers otherwise experience delays, we may incur delays in shipment, which would damage our business.
          We depend on others to manufacture a significant portion of the component parts incorporated into our products. We purchase our component parts from third-party manufacturers that serve the advanced lighting systems market and believe that alternative sources of supply are readily available for most component parts. However, consolidation in the lighting industry could result in one or more current suppliers being acquired by a competitor, rendering us unable to continue purchasing necessary amounts of key components at competitive prices.
          In an effort to reduce manufacturing costs, we have outsourced the production of certain parts and components as well as finished goods in our product lines to a number of overseas suppliers. We expect to outsource all of the production for selected products. While we believe alternative sources for the production of these products are available, we have selected these particular manufacturers based on their ability to consistently produce these products per our specifications ensuring the best quality product at the most cost effective price. We depend on our suppliers to satisfy performance and quality specifications and to dedicate sufficient production capacity within scheduled delivery times. Although we maintain contracts with selected suppliers, we may be vulnerable to unanticipated price increases and product shortages. Accordingly, the loss of all or one of these suppliers or delays in obtaining shipments could have a material adverse effect on our operations until such time as an alternative supplier could be found. We may be subject to various import duties applicable to materials manufactured in foreign countries and, in addition, may be affected by various other import and export restrictions, as well as other considerations or developments impacting upon international trade, including economic or political instability, shipping delays, and product quotas. These international trade factors will, under certain circumstances, have an impact both on the cost of components, which will, in turn, have an impact on the cost to us of the manufactured product, and the wholesale and retail prices of its products.
If the companies to which we outsource the manufacture of our products fail to meet our requirements for quality, quantity and timeliness, our revenue and reputation in the marketplace could be harmed.
          We outsource a significant portion of the manufacture and assembly of our products and we expect to outsource all of the production of many of our products. We currently depend on a small number of contract manufacturers to manufacture our products at plants in various locations throughout the world, primarily in the United States, Mexico, China, and Taiwan. These manufacturers supply most of the necessary raw materials and provide all necessary facilities and labor to manufacture our products. We currently do not have long-term contracts with some of these manufacturers. If these companies were to terminate their arrangements with us without adequate notice, or fail to provide the required capacity and quality on a timely basis, we would be unable to manufacture and ship our lighting products until replacement manufacturing services could be obtained. To qualify a new contract manufacturer, familiarize it with our products, quality standards and other requirements, and commence volume production is a costly and time-consuming process. If it became necessary to do so, we may not be able to establish alternative manufacturing relationships on acceptable terms.
          Our reliance on contract manufacturers involves certain additional risks, including the following:
•	lack of direct control over production capacity and delivery schedules,

•	lack of direct control over quality assurance, manufacturing yields and production costs,

•	risk of loss of inventory while in transit from China, Mexico, India, Japan, and Taiwan, and

•	risks associated with international commerce, particularly with China, Mexico, India, Japan, and Taiwan, including unexpected changes in legal and regulatory requirements, changes in tariffs and trade policies, risks associated with the protection of intellectual property and political and economic instability.

          Any interruption in our ability to manufacture and distribute products could result in delays in shipment, lost sales, reductions in revenue and damage to our reputation in the market, all of which would adversely affect our business.
We depend on independent distributors and sales representatives for a substantial portion of our net sales, and the failure to manage successfully our relationships with these third parties, or the termination of these relationships, could cause our net sales to decline and harm our business.
          We rely significantly on indirect sales channels to market and sell our products. Most of our products are sold through third-party independent distributors and sales representatives. In addition, these parties provide technical sales support to end-users. Our current agreements within these sales channels are non-exclusive with regard to lighting products in general, but exclusive with respect to LED lighting and fiber optic products. We anticipate that any such agreements we enter into in the future will be on similar terms. Furthermore, our agreements are generally short-term, and can be cancelled by these sales channels without significant financial consequence. We cannot control how these sales channels perform and cannot be certain that we or end-users will be satisfied by their performance. If these distributors and sales representatives significantly change their terms with us, or change their historical pattern of ordering products from us, there could be a significant impact on our net sales and profits.
Our products could contain defects or they may be installed or operated incorrectly, which could reduce sales of those products or result in claims against us.
          Despite product testing, defects have been found and may be found in our existing or future products. This could result in, among other things, a delay in the recognition or loss of net sales, loss of market share or failure to achieve market acceptance. These defects could cause us to incur significant warranty, support and repair costs, divert the attention of our engineering personnel from our product development efforts and harm our relationship with our customers. The occurrence of these problems could result in the delay or loss of market acceptance of our lighting products and would likely harm our business. Some of our products use line voltages (such as 120 or 240 AC), or are designed for installation in environments such as swimming pools and spas, which involve enhanced risk of electrical shock, injury or death in the event of a short circuit or other malfunction. Defects, integration issues or other performance problems in our lighting products could result in personal injury or financial or other damages to end-users or could damage market acceptance of our products. Our customers and end-users could also seek damages from us for their losses. A product liability claim brought against us, even if unsuccessful, would likely be time consuming and costly to defend.
If we are unable to attract or retain qualified personnel, our business and product development efforts could be harmed.
          To a large extent, our future success will depend on the continued contributions of certain employees, such as our current Chief

Executive Officer, Chief Financial Officer, Chief Operating Officer, President, and Chief Technical Officer. These and other key employees would be difficult to replace. Our future success will also depend on our ability to attract and retain qualified technical, sales, marketing and management personnel, for whom competition is very intense. The loss of, or failure to attract, hire, and retain, any such persons could delay product development cycles, disrupt our operations, or otherwise harm our business or results of operations. We have been successful in hiring experienced energy solutions salespeople from leading firms in the industry but if these individuals are not successful in achieving our expectations, and then planned sales may not occur and the anticipated net sales may not be realized.
A significant portion of our business is dependent upon the existence of government funding, which may not be available in the future and could result in a significant reduction in sales and could cause significant harm to our business.
          Over the last three years, approximately 40.7% of our research and development efforts have been supported directly by government funding. In 2009, approximately 70.5% of our research and development funding came from government sources and was contracted for short periods, usually one to two years. Further, a significant portion of net sales generated by SRC are derived from state government funding and supported by federal government funding. If government funding is reduced or eliminated, there is no guarantee that we would be able to continue to fund our activities in these areas at their current levels, if at all. If we are unable to maintain our access to government funding in these areas, there could be a significant impact on our net sales and profits.
We believe that certification and compliance issues are critical to adoption of our lighting systems, and failure to obtain such certification or compliance would harm our business.
          We are required to comply with certain legal requirements governing the materials in our products. Although we are not aware of any efforts to amend any existing legal requirements or implement new legal requirements in a manner with which we cannot comply, our net sales might be adversely affected if such an amendment or implementation were to occur.
          Moreover, although not legally required to do so, we strive to obtain certification for substantially all our products. In the United States, we seek, and to date have obtained, certification on substantially all of our products from Underwriters Laboratories or Intertek. Where appropriate in jurisdictions outside the United States and Europe, we seek to obtain other similar national or regional certifications for our products. Although we believe that our broad knowledge and experience with electrical codes and safety standards have facilitated certification approvals, we cannot ensure that we will be able to obtain any such certifications for our new products or that, if certification standards are amended, that we will be able to maintain such certifications for our existing products. Moreover, although we are not aware of any effort to amend any existing certification standard or implement a new certification standard in a manner that would render us unable to maintain certification for our existing products or obtain ratification for new products, our net sales might be adversely affected if such an amendment or implementation were to occur.
We must comply with regulatory requirements regarding internal control over financial reporting, corporate governance and public disclosure, which will cause us to incur significant costs and our failure to comply with these requirements could cause our stock price to decline.
          Section 404 of the Sarbanes-Oxley Act of 2002 requires that we annually evaluate and report on our systems of internal controls. These rules and regulations have increased our legal and compliance costs and made certain activities more time-consuming and costly. In the future, there may be material weaknesses in our internal controls that would be required to be reported in future Annual Reports on Form 10-K and/or Quarterly Reports on Form 10-Q. A negative reaction by the equity markets to the reporting of a material weakness could cause our stock price to decline. In addition, if we acquire a company with weak internal controls, it will take time to improve the internal controls of the acquired company to a satisfactory level of operating effectiveness. Any failure to improve an acquired company’s financial systems could result in delays or inaccuracies in reporting financial information.
We may be subject to legal claims against us or claims by us which could have a significant impact on our resulting financial performance.
          At any given time, we may be subject to litigation, the disposition of which may have an adverse affect upon our business, financial condition, or results of operation.
Risks Associated with an Investment in our Common Stock.
The market price of our common stock may be adversely affected by market volatility.
          The market price of our common stock has been and is expected to continue to be highly volatile. A number of factors may have significant impact on the market price of our stock, including announcements of technological innovations by us or other companies, regulatory matters, new or existing products or procedures, concerns about our financial position, operating results, litigation, government regulation, developments or disputes relating to agreements, patents or proprietary rights. In addition, potential dilutive effects of future sales of shares of common stock by shareholders and by the Company, including by LPC, and subsequent sales of common stock by the holders of warrants and options, could have an adverse effect on the market price of our shares.
The sale or our common stock to LPC may cause dilution and the sale of the shares of common stock acquired by LPC could cause the price of our common stock to decline.
          In connection with entering into the LPC Purchase Agreement, we authorized the sale to LPC of up to 4,350,000 shares of our common stock and the issuance to LPC of an additional 240,000 shares. The number of shares ultimately offered for sale by LPC is dependent upon the number of shares purchased or acquired by LPC under the Agreement. The purchase price for the common stock to be sold and/or issued to LPC pursuant to the Agreement will fluctuate based on the price of our common stock.
          On May 31, 2010 we sold and issued 360,500 shares of our common stock to LPC, and on June 1, 2010 we issued to LPC a Warrant to purchase 350,000 shares at an exercise price of $1.20 per share, for a total consideration of $375,000. Earlier, when we entered into the Purchase Agreement we issued to LPC 120,000 shares. It is anticipated that we will sell or issue to LPC up to 3,759,500 more shares in addition to the Warrant shares over a period of up to 25 months from the date of this prospectus. The Warrant for 350,000 shares issued to LPC has an exercise term of five years, becomes exercisable on December 1, 2010, and expires on December 1, 2015. Depending upon market liquidity at the time, a sale of shares to LPC at any given time could cause the trading price of our common stock to decline. We can elect to direct purchases in our sole discretion but no sales may occur if the price of our common stock is below $1.00. Therefore, LPC may ultimately purchase or receive all, some, or none of the 3,759,500 shares of common stock not yet issued under the Agreement with LPC in addition to the Warrant Shares. After it has acquired such shares, it may sell all, some, or none of those shares. Therefore, sales to LPC by us under the Agreement may result in substantial dilution to the interests of other holders of our common stock.
          The sale of a substantial number of shares of our common stock under the LPC Agreement, or anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales. However, we have the right to suspend and therefore control the timing and amount of any sales of our shares to LPC and the Agreement may be terminated by us at any time at our discretion without any cost to us.
We have not been in compliance with the continued listing requirements of the NASDAQ Global Market.
          From time to time during the fourth quarter of 2009 and early in the first quarter of 2010, we did not meet the NASDAQ Global Market (“NASDAQ”) continued listing requirements that call for the maintenance of a minimum bid price of our common stock of $1.00 per share and minimum shareholder equity of $10,000,000. We received formal notices of non-compliance from NASDAQ. Although we regained compliance with NASDAQ continued listing requirements on those occasions, there has been a continuing risk that we could again become non-compliant with the listing requirements.
          In this regard, our shareholders equity as of the end of the first quarter fell below the minimum shareholder equity requirement. On May 18, 2010, we received a notification from NASDAQ that we have fallen out of compliance, that we have until July 2, 2010 to submit a plan to regain compliance, and if our plan is acceptable, an additional 135 days to evidence compliance. The NASDAQ notification also stated that we may apply to transfer trading in our common stock to the NASDAQ Capital Market where the minimum bid price is $1.00 per share and the minimum shareholder equity is $2,500,000 both of which requirements we meet. We are currently preparing both a remedial plan and a transfer application.

          If the minimum bid price of our common stock should fall below $1.00 for an extended period of time in the future, we will be required to take remedial action on it.
We could issue additional common stock apart from the LPC transaction, which might dilute the book value of our common stock.
          Our Board of Directors has the authority, without action or vote of our shareholders, to issue all or a part of our authorized but unissued shares. Such stock issuances could be made at a price that reflects a discount or a premium from the then-current trading price of our common stock. In addition, in order to raise capital or acquire businesses in the future, including future lighting retrofit businesses, we may need to issue securities or promissory notes that are convertible or exchangeable for shares of our common stock. These issuances would dilute shareholders’ percentage ownership interest, which would have the effect of reducing influence on matters on which our shareholders vote, and might dilute the book value of our common stock. Shareholders may incur additional dilution if holders of stock options, whether currently outstanding or subsequently granted, exercise those options, or if warrant holders exercise warrants purchasing shares of our common stock.
We may need to request our shareholders to authorize additional shares of common stock in connection with subsequent equity finance or acquisition transactions.
          Our shareholders increased our authorized shares of common stock from 30,000,000 to 60,000,000 at our Annual Shareholders Meeting held on June 16, 2010. Of the 60,000,000 authorized shares of common stock, approximately 22,930,366 shares are issued and outstanding as of June 29, 2010. An additional 8,269,196 shares have been reserved for issuance upon exercise of stock options and warrants outstanding and under our Purchase Agreement with LPC. Although the number of authorized but unissued common shares is sufficient for our near-term needs, in the long term if we require additional shares of common stock in connection with a subsequent equity financing or acquisition transaction, we may be required to call another meeting of our shareholders to authorize additional shares before undertaking or as a condition to completing an offering or transaction, or forgo the offering or transaction. We cannot be assured that our shareholders would authorize an increase in the number of shares of our common stock.
Shares eligible for future sale may adversely affect the market for our common stock.
          As of December 31, 2009, we had a significant number of convertible or derivative securities outstanding, including: (i) 1,721,000 shares of common stock issuable upon exercise of outstanding stock options at a weighted average exercise price of $3.63 per share, and (ii) 4,438,000 shares of common stock issuable upon exercise of our outstanding warrants at a weighted average exercise price of $1.76 per share. If or when these securities are exercised into shares of our common stock, the number of our shares of common stock outstanding will increase. Increases in our outstanding shares, and any sales of shares, could have an adverse affect on the trading activity and market price of our common stock.
          In addition, from time to time, certain of our shareholders may be eligible to sell all, or a portion of, their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act of 1933, or under effective resale prospectuses. Any substantial sale of our common stock pursuant to Rule 144 or any resale prospectus may have an adverse affect on the market price of our securities.
As a “thinly-traded” stock, large sales can place negative pressure on our common stock price.
          Our common stock, despite certain increases of trading volume from time to time, experiences periods when it could be considered “thinly-traded.” Financing or acquisition transactions resulting in a large number of newly issued shares that become immediately tradable, or other events that cause current shareholders to sell shares, could place negative pressure on the trading price of our stock. In addition, the lack of a robust secondary market may require a shareholder who desires to sell a large number of shares to sell those shares in increments over time in order to mitigate any adverse impact of the sales on the market price of our common stock.
Our executive officers, directors, and affiliates maintain the ability to substantially influence all matters submitted to shareholders for approval.
          As March 31, 2010, our executive officers, directors, and affiliates owned shares representing approximately 32.17% or our outstanding common stock. Our current executive officers, directors, and affiliates therefore have and will continue to have substantial influence over the outcome of corporate actions requiring shareholder approval, including the election of directors, a merger, consolidation, or sale of all or substantially all of our assets, or any other significant corporate transactions, as well as over our management and affairs. This concentration of ownership may delay or prevent a change of control of us at a premium price if these shareholders oppose it, even if it would benefit our other shareholders.
Provisions in our charter documents and our Rights Agreement may prevent or frustrate attempts by our shareholders to change our management and hinder efforts to acquire a controlling interest in us.
          Provisions of our corporate charter and bylaws, and of our Rights Agreement dated as of October 25, 2006 with Mellon Shareowner

Services, as amended, may discourage, delay, or prevent a merger, acquisition, or other change in control that shareholders may consider favorable, including transactions in which you might otherwise receive premium for your shares. These provisions may also prevent or frustrate attempts by our shareholders to replace or remove our management. These provisions include:
•	limitation on the removal of directors;

•	advanced notice requirements for shareholder proposals and nominations;

•	the inability of shareholders to act by written consent or to call a special meeting;

•	the ability of our board of directors to designate the terms of and issue new series of preferred stock without shareholder approval; and

•	the poison pill contained in our Rights Agreement.
          Because the risk factors referred to above, as well as other risks not mentioned above, could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us, you should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which ones will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
          This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans, and (e) our anticipated needs for working capital. Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” or “project” or the negative of these words or other variations on these words or comparable terminology. This information may involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by any forward-looking statements. These statements may be found under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” in

our 2009 Annual Report on Form 10-K, as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur. In addition to the information expressly required to be included in this prospectus, we provide such further material information, if any, as may be necessary to make the required statements, in light of the circumstances under which they are made, not misleading.
USE OF PROCEEDS
          This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling shareholders. We will receive no proceeds from the sale of shares of common stock in this offering. However, we may receive proceeds of up to $395,050 from the sale of up to 1,105,000 shares upon the exercise of the Davenport, Trust, Woodstone, and Mezzanine Warrants. We will use any proceeds that we receive from the exercise of those Warrants for our working capital needs and our new business strategy.
TRANSACTIONS AND THE OFFERING
          Acquisition of SRC. On December 31, 2009, we acquired all of the member interests of Stones River Companies, LLC, a Tennessee limited liability company (“SRC”), from TLC Investments, LLC, a Tennessee limited liability company (“TLC”), for a combination of cash, debt, an earn-out, and shares of our common stock. SRC is a lighting retrofit company and an energy systems and solutions provider located in Nashville, Tennessee. Jami Hall and Robert E. Wilson of Nashville, Tennessee, own TLC. Mr. Wilson has continued to lead SRC as its Vice President.
          The consideration that we paid for SRC included a promissory note for $500,000 (the “TLC Note”) and 1,000,000 shares of common stock (the “TLC Shares”). The principal amount of the promissory note is due at maturity on June 30, 2013 along with accrued interest. TLC may convert the entire principal amount of the note into 500,000 shares of common stock (the “TLC Note Shares”) at any time during the period beginning on June 30, 2010 and ending on the maturity date.
          We did not register the offering and issuance of those common shares and that convertible promissory note under the Securities Act of 1933, as amended, in reliance upon the exemptions from the registration requirements of the Act in Section 4(2) of the Act and Rule 506 of Regulation D. We have agreed to register for resale by TLC the TLC Shares issued as part of the purchase price and the TLC Note Shares.
          Performance Bonding Support for SRC. In order to provide performance bonding for SRC’s projects, on December 30, 2009 we deposited cash collateral with our surety company for a period not to exceed two years. To reduce the size of our cash collateral based deposit and increase its liquidity, we have offered a small number of investors an opportunity to replace portions of our deposit with funds of their own on the following terms: 12.5% interest per year payable by us; reimbursement by us in the event that the surety company draws on their funds; security interest in a portion of the shares of capital stock of Crescent Lighting, Ltd., our subsidiary located in London, England; and a number of warrants to purchase shares of common stock equal to one share for every $2.00 deposited. The warrants have a five-year term and an exercise price of $0.01 per share. John M. Davenport, our President and a director, has deposited $250,000 and has received a warrant for 125,000 shares (the “Davenport Warrant”). The Quercus Trust, Newport Beach, California, our largest shareholder, has deposited $300,000 and has received a warrant for 150,000 shares (the “Trust Warrant”). David Gelbaum, who was a director at the time, and his spouse, are co-trustees of the Trust. Our shareholders have approved our issuance of these warrants to Mr. Davenport and The Trust at our Annual Shareholders Meeting held on June 16, 2010.
          We did not register the issuance of those warrants under the Securities Act of 1933, as amended, in reliance upon the exemptions from the registration requirements of the Act in Section 4(2) of the Act and Rule 506 of Regulation D. We have agreed to register for resale by Mr. Davenport and to The Trust the 375,000 shares covered by their warrants.
          Woodstone Energy, LLC. On December 31, 2009, we issued to Woodstone Energy, LLC, a Tennessee limited liability company located in Nashville, Tennessee, a warrant to purchase up to 600,000 shares of our common stock (the “Woodstone Warrant”) at an exercise price of $0.65 per share and with a term ending on December 31, 2014. The Warrant becomes exercisable only if SRC receives from Woodstone Energy firm contracts or purchase orders for at least $10,000,000 by June 30, 2013. The Warrant vests in two tranches: 400,000 shares when contracts or purchase orders between SRC and Woodstone reach $10,000,000, and an additional 200,000 shares when contracts or purchase orders between them reach an additional $5,000,000. No shares have yet vested. Ms. Hall and Mr. Wilson each hold a minority interests in Woodstone Energy and together they own the majority interest.
          We did not register the offering and issuance of the Warrant under the Securities Act of 1933, as amended, in reliance upon the exemptions from the registration requirements of the Act in Section 4(2) of the Act and Rule 506 of Regulation D. We have agreed to register for resale by Woodstone the 600,000 shares covered by its Warrant.
          Mezzanine Financing. On March 30, 2010, we sold to EF Energy Partners LLC, an Ohio limited liability company (“EF Energy”), a secured subordinated promissory note in the principal face amount of $1,150,000. We are not associated with EF Energy other than through the note. We secured the full amount of the note with a pledge of our United States accounts receivable and selected capital equipment. The principal balance of the note, together with accrued interest, is due and payable on March 30, 2013. As an additional incentive for EF Energy to purchase the note, we issued to its eight investors five-year warrants (the “Mezzanine Warrants”) to purchase shares of common stock at a rate of 0.2 warrants per dollar of financing, or 230,000 shares, with an exercise price of $0.01 per share and an expiration date of March 30, 2015. The investors include The Barrett Family Trust, DKE Webb LLC, R. Thomas Green, Jr., JKZ Properties, LTD, Marc Martter, Alexander S. Taylor Family Trust, James M. Wiles, and Larry Wright.
          We did not register the offering and issuance of those Warrants under the Securities Act of 1933, as amended, in reliance upon the exemptions from the registration requirements of the Act in Section 4(2) of the Act and Rule 506 of Regulation D. We have agreed to register for resale by the EF Energy investors the 230,000 shares covered by their Warrants.
          Acquisition of Unison. On February 1, 2000, we acquired selected assets of Unison Fiber Optics Systems, LLC, a joint venture between Advanced Lighting Technologies, Inc. (“ADLT”) and Rohm & Hass Company, for consideration that included the issuance to ADLT of warrants to purchase up to 1,000,000 shares of our common stock at $0.01 per share. On September 28, 2004, ADLT transferred to John M. Davenport, currently our President and a director, warrants for 50,000 of those shares. Mr. Davenport later engaged in a cashless exercise of those warrants and acquired 49,957 shares (the “Davenport Shares”). Before joining us in November 1999 as Vice President and Chief Technology Officer, Mr. Davenport served as President of Unison in 1998 and 1999. We have agreed to register the Davenport Shares.
THE SELLING SHAREHOLDERS
          We have registered the above outstanding TLC and Davenport Shares and the shares issuable under the above TLC Note and under the above Trust, Woodstone, Mezzanine, and Davenport Warrants to permit the selling shareholders to resell them in the manner contemplated under the “Plan of Distribution” below. We have not registered for resale any warrants themselves. When we refer to “selling shareholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, successors, and others who later come to hold any of the selling shareholders’ interests in shares of our common stock other than through a public sale.
          The shares offered by this prospectus may be offered from time to time by the selling shareholders. They may sell some, all or none of their shares. We do not know how long the selling shareholders will hold the shares before selling them. We currently have no agreements, arrangements or understandings with the selling shareholders regarding the sale of any of the shares.
          The following table sets forth the name and address of each selling shareholder, the number of shares owned by each selling shareholder before this offering, the number of outstanding shares and shares underlying a convertible promissory note and warrants that may be offered under this prospectus, and the number of shares of our common stock owned by the selling shareholders after this offering is completed. The number of shares in the column “Number of Shares Being Offered” represents all of the shares that a selling shareholder may offer under this prospectus. The number of shares in the column “Shares Owned after the Offering” assumes the sale of all of the shares offered by the selling shareholder under this prospectus.
          The ownership of shares reported in the table below is based upon information provided by each selling shareholder and SEC Form 4s, SEC Schedules 13D and 13G, and other public documents filed with the Securities and Exchange Commission. Unless otherwise noted, none of the share amounts set forth below represents more than 1% of our outstanding common stock as of June 29, 2010. The percentages of shares owned before the offering are based on 22,930,366 shares of our common stock outstanding as of June 29, 2010. The percentage of shares owned after the offering are based on 24,535,366 shares, which number is equal to the sum of (i) the number of shares outstanding before the offering and (ii) the 1,605,000 shares issuable under the TLC Note and the Davenport, Trust, Woodstone, and Mezzanine Warrants.
          None of the selling shareholders has, or within the past three years has had, any position, office or other material relationship with us, except that John M. Davenport is our President and a director, Robert E. Wilson, who is an owner of TLC and Woodstone, heads SRC, and the Trust is an affiliate and our largest shareholder. David Gelbaum, who is a co-trustee of the Trust, served as a director from February 2009 through February 2010.
          Based on the information provided to us by the selling shareholders, none of them is, or is affiliated with, a broker-dealer. Each of the selling shareholders has represented to us that he, she, or it had no agreements or understanding, directly or indirectly, with any person to distribute the securities.
          The selling shareholders may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their shares since the date on which the information in the table is presented. Information about the selling shareholders may change over time.

	Shares Owned					Shares Owned
	Before Offering (1)			Shares Being Offered		after Offering (1)(2)

					Warrant/
Name and Address	Number		Percent	Shares	Note Shares	Number	Percent

TLC Shares and Note:

TLC Investments, LLC 1244 Gallatin Pike South Madison, Tennessee 37115	1,500,000	(3)	6.54%	1,000,000	500,000	0	—

Trust Warrant:

The Quercus Trust 2309 Santiago Drive Newport Beach, CA 92660	6,364,205	(4)	27.75%	0	150,000	6,364,055	25.94%

Woodstone Warrant:

Woodstone Energy, LLC 1244 Gallatin Pike South Madison, Tennessee 37115	0	(3)	—	0	600,000	0	—

Mezzanine Warrants(5):

The Barrett Family Trust	10,000		*	0	10,000	0	—
DKE Webb LLC	40,000		*	0	40,000	0	—
R. Thomas Green, Jr.	10,000		*	0	10,000	0	—
JKZ Properties, LTD	100,000		*	0	100,000	0	—
Marc Martter	10,000		*	0	10,000	0	—
Alexander S. Taylor Family Trust	10,000		*	0	10,000	0	—
James M. Wiles	40,000		*	0	40,000	0	—
Larry Wright	10,000		*	0	10,000	0	—

Davenport Shares and Warrant:

John M. Davenport 32000 Aurora Road Solon, Ohio 44139	667,849		2.91%	49,957	125,000	492,892	2.01%

Selling Shareholder Total	8,762,054		38.21%	1,049,957	1,605,000	6,856,947	27.95%

*	Represents less than 1%

(1)	Lists all shares beneficially owned, including shares covered by options and warrants.

(2)	Assumes the sale of all of the shares offered by this prospectus.

(3)	Does not include 150,000 shares that Robert E. Wilson holds under a stock option. Mr. Wilson leads SRC as its Vice President. Mr. Wilson holds ownership interests in TLC and Woodstone. TLC and Woodstone disclaim beneficial ownership of the shares owned by each other and of Mr. Wilson’s option shares.

(4)	Does not include 25,000 shares that David Gelbaum owns beneficially as a result of his service as a director from February 2009 through February 2010. Mr. Gelbaum is a co-trustee of the Trust. The Trust disclaims beneficial ownership of his shares.

(5)	The address for each of the Mezzanine investors is 2171 Mogadore Road, Kent, Ohio 44240.

PLAN OF DISTRIBUTION
          The selling shareholders, which term includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling shareholder as a gift, pledge, partnership a limited liability company distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.
          The selling shareholders may use any one or more of the following methods when disposing of shares or interests therein:
•	ordinary brokerage transactions and transactions in which the broker- dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share; and

•	a combination of any such methods of sale.
          The selling shareholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling shareholders to include the pledgee, transferee or other successors-in-interest as selling shareholders under this prospectus. The selling shareholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus.
          In connection with the sale of our common stock or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling shareholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
          The aggregate proceeds to the selling shareholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling shareholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.
          The selling shareholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.
          The selling shareholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling shareholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.
          To the extent required, the shares of our common stock to be sold, the names of the selling shareholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

          In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.
          We have advised the selling shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling shareholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling shareholders may agree to indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.
          We have agreed to indemnify the selling shareholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus. The selling shareholders may agree to indemnify any agent, dealer, or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person by the Securities Act. In the opinion of the SEC, indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
          We will bear all expenses of the registration of the shares of common stock covered by this prospectus.
          Once sold under the shelf registration statement of which this prospectus is a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.
LEGAL MATTERS
          The validity of the common stock offered in this prospectus has been passed upon for us by Cowden & Humphrey Co. LPA, 4600 Euclid Avenue, Suite 400, Cleveland, Ohio 44103-3748.
EXPERTS
          The financial statements, as of and for the years ended December 31, 2009 incorporated by reference in this prospectus and Registration Statement have been audited by Plante & Moran, PLLC, an independent registered public accounting firm, as stated in their report incorporated herein by reference, and are incorporated in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.
          The financial statements and schedule as of December 31, 2008 and for the years ended December 31, 2008 and 2007, before the effects of the retrospective adjustments for the discontinued operations discussed in Note 4 and the retrospective adjustments for the change in the composition of reportable segments discussed in Note 13 (not separately incorporated by reference in this prospectus and elsewhere in the registration statement), have been audited by Grant Thornton LLP, independent registered public accountants, as indicated in their report with respect thereto and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
          This prospectus is part of a registration statement on Form S-3 that we filed with the SEC. This prospectus does not contain all of the information included in the registration statement. For further information about us and our securities, you should refer to the registration statement and the exhibits filed with the registration statement.
          We are subject to the information requirements of the Securities Exchange Act of 1934 and file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read our SEC filings, including the registration statement, over the internet at the SEC’s website at www.sec.gov or through our website at www.efoi.com. Information contained on our website is not considered to be a part of, nor incorporated by reference in, this prospectus. You may also read and copy any document we file with the SEC at its Public Reference Room at 100 F Street, NE, Washington, D.C. 20549.
          You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Room of the SEC at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.
INFORMATION INCORPORATED BY REFERENCE
          The SEC allows us to “incorporate by reference” the information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be an important part of this prospectus. Later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, any filings that we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Security Exchange Act of 1934 after the date of the initial registration statement and prior to the effectiveness of the registration statement, and any future filing we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 prior to the termination of the offering. The documents that we incorporate by reference are:
(a)	Our annual report on Form 10-K for our fiscal year ended December 31, 2009, SEC File No. 000-24230.

(b)	Our quarterly report on Form 10-Q for our fiscal quarter ended March 31, 2010, SEC File No. 000-24230.

(c)	Our current reports on Form 8-K, SEC File No. 000-24230, filed with the SEC on January 5, 2010, January 7, 2010, January 28, 2012, March 3, 2010, March 19, 2010, April 7, 2010, and June 22, 2010.

(d)	Our definitive proxy statement on Schedule 14A for our annual meeting of shareholders, SEC File No. 000-24230, filed with the SEC on April 30, 2010.

(e)	A description of our Common Stock, Preferred Stock, and Series A Participating Preferred Stock Purchase Rights contained in our current report on Form 8-K, SEC File No. 000-24230, and any amendment or report filed for the purpose of updating that description filed subsequent to the date of this prospectus and prior to the termination of this offering.
          You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: Energy Focus, Inc., 32000 Aurora Road, Solon, Ohio 44139; telephone number 440.715.1300.
          You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. We will not make offers to sell these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other that the date on the front of those documents.

ENERGY FOCUS, INC.
2,654,957 Shares of Common Stock

PROSPECTUS

July      , 2010

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.
          The following table sets forth the costs and expenses payable by us in connection with the preparation and filing of this registration statement. All amounts are estimates subject to future contingencies except the SEC registration statement filing fee.

SEC Filing Fee	$242.30
Accounting Fees and Expenses	$10,000.00
Legal Fees and Expenses	$15,000.00
Printing and Engraving Expenses	$1,000.00
Transfer Agent and Registrar Fees	$1,000.00
Miscellaneous	$1,000.00

Total Expenses	$28,242.30
ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
General Corporation Law
          We are incorporated under the laws of the State of Delaware. Section 145 (“Section 145”) of the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (the “General Corporation Law”), among other things, provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reasons of the fact that such person was a director, officer, employee or agent of such corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer, director, employee or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.
          Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.
          Section 102 of the General Corporation Law permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.
Certificate of Incorporation and Bylaws
          Article XI and Article XII of our certificate of incorporation (the “Certificate”) provides that the liability of our officers and directors shall be eliminated or limited to the fullest extent authorized or permitted by the General Corporation law. Under the General Corporation Law, the directors have a fiduciary duty to us which is not eliminated by these provisions of the Certificate and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available to us. These provisions also do not affect the directors’ responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.
          Article VI of our bylaws provides that we shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceedings, whether civil, criminal, administrative or investigative (other than an action by us or in our right), by reason of the fact that such person is or was a director or officer of us, or is or was a director or officer of us serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonable incurred by such person in connection with such action, suit or proceeding.
          Article VI of our bylaws further provides that in the event a director or officer has to bring suit against us for indemnification and is successful, we will pay such director’s or officer’s expenses of prosecuting such claim; that indemnification provided for by the bylaws shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that we may purchase and maintain insurance on behalf of a director or officer against any liability asserted such officer or director and incurred by such officer or director in such capacity, whether or not we would have the power to indemnify such director or office against such expense or liability under the General Corporation Law.
          At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under our Certificate of bylaws. We are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.
          We have entered into indemnification agreements with certain of our officers, directors and key employees.
Liability Insurance
          Our directors and officers are covered under directors’ and officers’ liability insurance policies maintained by us, insuring such persons against various liabilities.
Undertaking
          Reference is made to “Undertakings” below, for our undertakings in this registration statement with respect to indemnification of liabilities arising under the Securities Act of 1933.
ITEM 16. EXHIBITS.

Exhibit
Number	Description of Documents

4.1	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on November 27, 2006).

4.2	Rights Agreement dated as of October 25, 2006 between the Registrant and Mellon Investor Services, LLC, as Rights Agent (incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed on November 27, 2006).

4.3	Amendment No. 1 to Rights Agreement between the Registrant and Mellon Investor Services, LLC, as Rights Agent, dated as of March 12, 2008 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on March 19, 2009).

Exhibit
Number	Description of Documents

4.4	Amendment No. 2 to the Rights Agreement between the Registrant and Mellon Investor Services, LLC, as Rights Agent, dated as of December 31, 2009 (incorporated by reference to Exhibit 4.7 to the Registrant’s Annual Report on Form 10-K filed on March 31, 2010).

4.5	Common Stock Purchase Warrant No. 2009SRCW-01 for the purchase of 600,000 shares of common stock dated December 31, 2009 in the name of Woodstone Energy, LLC (incorporated by reference to Exhibit 4.8 to the Registrant’s Annual Report on Form 10-K filed on March 31, 2010).

4.6	Form of Common Stock Purchase Warrant for the purchase of shares of common stock dated as of December 29, 2009 (incorporated by reference to Exhibit 4.9 to the Registrant’s Annual Report on Form 10-K filed on March 31, 2010).

4.7	Form of Common Stock Purchase Warrant for the purchase of shares of common stock dated March 30, 2010 (incorporated by reference to Exhibit 4.11 to the Registrant’s Annual Report on Form 10-K filed on March 31, 2010).

4.8	Common Stock Purchase Warrant No. 2009SRCW-03 for the purchase of 150,000 shares of common stock dated as of December 29, 2009 in the name of The Quercus Trust.

5.1	Opinion of Cowden & Humphrey Co. LPC, including the consent of the firm, regarding the legality of the securities being offered.

10.1	Member Interest Purchase Agreement among the Registrant and TLC Investments, LLC, Jamie Hall, and Robert E. Wilson dated December 31, 2009 (incorporated by reference to Exhibit 10.40 to the Registrant’s Annual Report on Form 10-K filed on March 31, 2010).

10.2	Convertible Promissory Note from the Registrant to TLC Investments, LLC, Jamie Hall and Robert E. Wilson dated December 31, 2009 (incorporated by reference to Exhibit 10.41 to the Registrant’s Annual Report on Form 10-K filed on March 31, 2010).

10.3	Warrant Acquisition Agreement between the Registrant and Woodstone Energy, LLC dated December 31, 2009 (incorporated by reference to Exhibit 10.42 to the Registrant’s Annual Report on Form 10-K filed on March 31, 2010).

10.4	Form of Bonding Support Agreement dated as of December 29, 2009 (incorporated by reference to Exhibit 10.43 to the Registrant’s Annual Report on Form 10-K filed on March 31, 2010).

Exhibit
Number	Description of Documents

10.5	Form of Warrant Acquisition Agreement for bonding support dated as of December 29, 2009 (incorporated by reference to Exhibit 10.44 to the Registrant’s Annual Report on Form 10-K filed on March 31, 2010).

10.6	Note Purchase Agreement between the Registrant and EF Energy Partners LLC dated March 30, 2010 (incorporated by reference to Exhibit 10.48 to the Registrant’s Annual Report on Form 10-K filed on March 31, 2010).

10.7	Warrant Acquisition Agreement among the Registrant and the investors named therein dated March 30, 2010 (incorporated by reference to Exhibit 10.50 to the Registrant’s Annual Report on Form 10-K filed on March 31, 2010).

10.8	Bonding Support Agreement between the Registrant and The Quercus Trust effective as of December 29, 2009.

10.9	Warrant Acquisition Agreement between the Registrant and The Quercus Trust effective as of December 29, 2009.

23.1	Consent of Plante & Moran, PLLC, Independent Registered Public Accounting Firm.

23.2	Consent of Grant Thornton, LLP, Independent Registered Public Accounting Firm.

23.3	Consent of Cowden & Humphrey Co. LPA (included in Exhibit 5.1).

24.1	Powers of Attorney (included on signature pages to this Registration Statement).
ITEM 17. UNDERTAKINGS
a. The undersigned registrant hereby undertakes:
          1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided however, that Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
          2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
          4. That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(i) If the registrant is relying on Rule 430B:
(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or
(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
          5. That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
          6. To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulation s prescribed by the SEC under Section 305(b)(2) of the Trust Indenture Act.
b. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
c. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Solon, State of Ohio, on the 29th day of June, 2010.

ENERGY FOCUS, INC.
By:	/s/ Joseph G. Kaveski
Joseph G. Kaveski
Chief Executive Officer

POWER OF ATTORNEY
          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joseph G. Kaveski, Nicholas G. Berchtold, and John M. Davenport, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may do or cause to be done by virtue hereof.
          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated:

Name	Title	Date

/s/ Joseph G. Kaveski Joseph G. Kaveski	Chief Executive Officer and Director (Principal Executive Officer)	June 29, 2010

/s/ Joseph M. Davenport John M. Davenport	President and Director	June 29, 2010

/s/ Nicholas G. Berchtold Nicholas G. Berchtold	Vice President Finance and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 29, 2010

/s/ David Anthony David Anthony	Director	June 29, 2010

/s/ J. James Finnerty J. James Finnerty	Director	June 29, 2010

/s/ Michael A. Kasper Michael A. Kasper	Director	June 29, 2010

/s/ R. Louis Schneeberger R. Louis Schneeberger	Director	June 29, 2010

/s/ Paul von Paumgartten Paul von Paumgartten	Director	June 29, 2010

Energy Focus, Inc.
Form S-3
Index to Exhibits

Exhibit
Number	Description of Documents

4.8	Common Stock Purchase Warrant No. 2009SRCW-03 for the purchase of 150,000 shares of common stock dated as of December 29, 2009 in the name of The Quercus Trust.

5.1	Opinion of Cowden & Humphrey Co. LPC, including the consent of the firm, regarding the legality of the securities being offered.

10.8	Bonding Support Agreement between the Registrant and The Quercus Trust effective as of December 29, 2009.

10.9	Warrant Acquisition Agreement between the Registrant and The Quercus Trust effective as of December 29, 2009.

23.1	Consent of Plante & Moran, PLLC, Independent Registered Public Accounting Firm.

23.2	Consent of Grant Thornton, LLP, Independent Registered Public Accounting Firm.